Contacts:     Lorne E. Phillips, CFO
Pioneer Drilling Company
210-828-7689

Lisa Elliott / lelliot@drg-l.com
Anne Pearson / apearson@drg-l.com
DRG&L / 713-529-6600

Pioneer Drilling Reports Third Quarter 2011 Results

SAN ANTONIO, Texas, November 3, 2011 – Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three and nine months ended September 30, 2011. Operational highlights include:

•	Three multi-year term contracts for new-build drilling rigs added during the third quarter, for a total of nine new-build drilling rigs that will begin operating in U.S. shale plays in 2012

•	Currently, 71% of the working drilling rigs in our fleet are operating under term drilling contracts

•	Production Services revenue increased 22% over the second quarter of 2011, and represented 42% of total revenues and generated 49% of total gross margin
Financial Results
Revenues for the third quarter of 2011 were $187.7 million, a 10% increase compared with $171.3 million for the second quarter of 2011 (“the prior quarter”) and a 38% increase over $135.5 million for the third quarter of 2010 (“the year-earlier quarter”). The increase from the prior quarter and from the year-earlier quarter was primarily due to higher utilization and improved pricing in both the Drilling Services and the Production Services Divisions, plus the contribution of additional equipment in the Production Services Division.
Net income for the third quarter was $6.7 million, or $0.11 per diluted share, compared with net income for the prior quarter of $3.7 million, or $0.07 per diluted share, and a net loss for the year-earlier quarter of $2.6 million, or $0.05 per share. Third quarter 2011 results were reduced by a $0.5 million impairment related to six older mechanical rigs being sold and one rig that is being retired from our fleet for spare equipment. Third quarter Adjusted EBITDA(1) was $51.6 million, representing a 14% increase from $45.1 million in the prior quarter and a 51% increase over Adjusted EBITDA of $34.2 million in the year-earlier quarter.
Operating Results
Revenues for the Drilling Services Division were $108.8 million in the third quarter, a 2% increase over the prior quarter and a 27% increase from the year-earlier quarter. During the third quarter, the utilization rate for our fleet of 71 drilling rigs averaged 71%, up from 69% in the prior quarter and 63% a year ago. Average drilling revenues per day dropped 3% from the prior quarter as a result of more rigs operating in West Texas, but were 12% higher versus a year ago. Drilling Services margin(2) was $7,797 per day in the third quarter as compared to $7,504 per day in the prior quarter and $6,267 per day in the year-earlier period.
Revenues for the Production Services Division were $78.9 million in the third quarter, up 22% from the prior quarter and up 58% from the year-earlier quarter. Third quarter Production Services margin(2) as a percentage of revenue grew to 44% from 42% in the prior quarter and 41% in the year-earlier quarter. During the third quarter, our well service rig utilization was approximately 92%, and pricing increased to $555 from $524 per hour as compared to the prior quarter.
“Demand for all of our core businesses continued to grow in the third quarter, driving steadily higher equipment utilization and operating margins,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling.
“Drilling activity has remained robust in the Bakken, Marcellus and Eagle Ford shale plays, as well as in the Permian Basin, where we are focusing much of our U.S. operations. In addition, activity in Colombia has remained steady allowing us to keep our eight drilling rigs fully utilized. Our West Texas drilling division has continued to grow and we now have 14 drilling rigs working, with two more expected to go to work there under term contracts by year-end. Currently, 71% of our working drilling rigs are working under term contracts.
“In September, we decided to sell or retire seven drilling rigs that had remained idle over the last two years. Six of these drilling rigs are being sold and one is being retired from our fleet for spare equipment. We will begin the fourth quarter with 64 drilling rigs, all of which will be actively marketed. Our fleet count will begin to grow again in 2012, when we place into service the nine new-build drilling rigs that are currently under construction. The nine new-build drilling rigs will operate in U.S. shale plays under multi-year term contracts.
“We had another excellent quarter in our Production Services Division, which contributed almost half of our total gross margin. Due to solid demand and improving pricing, we continued to add equipment, including four wireline units and six well service rigs since the beginning of the third quarter. We expect to add another three wireline units and two well service rigs in the fourth quarter, bringing our total by year-end to 106 wireline units and 88 well service rigs in the fleet.
“In the fourth quarter of 2011, we expect drilling rig utilization for our 64 rigs to average between 87% and 89%, and our Drilling Services margin to be approximately flat to a decrease of $400 per day, as compared to the third quarter.
In Production Services, we anticipate that the impact of our fleet additions will be offset by normal fourth quarter seasonality. As a result, we expect both revenues and margin as a percentage of revenues to be flat quarter over quarter,” Locke said.
Liquidity
Working capital was $89.9 million at September 30, 2011, compared to $76.1 million at December 31, 2010. Our cash and cash equivalents at September 30, 2011 were $21.9 million, flat with $22.0 million at year-end 2010.
In July, we completed an equity offering of 6.9 million shares of common stock, which generated net proceeds of approximately $94.3 million. We used $57.0 million of these proceeds to pay down the entire debt balance outstanding under our $250 million Revolving Credit Facility, which currently remains at zero with $9.2 million in committed letters of credit. Availability under our Revolving Credit Facility is currently $240.8 million.
Capital Expenditures
For the three months and nine months ended September 30, 2011, capital expenditures totaled $59.8 million and $158.3 million, respectively. Currently, we expect to spend approximately $200 million to $220 million in 2011, which includes a portion of the construction costs for our new-build drilling rigs, upgrades to drilling rigs being relocated to West Texas, new well service rig and wireline unit fleet additions, and routine capital expenditures. We expect to fund these capital expenditures from operating cash flow in excess of our working capital requirements and from borrowings under our Revolving Credit Facility.
Conference Call
Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9678 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until November 10, 2011. To access the replay, dial (303) 590-3030 and enter the pass code 4481329#.
A broadcast of the conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.
About Pioneer
Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides well service rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 64 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 86 well service rigs (seventy-seven 550-horsepower rigs, eight 600-horsepower rigs and one 400-horsepower rig), 103 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, well service rigs and wireline units within the industry; the continued availability of drilling rig, well service rig and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth; and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment.  We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the quarter ended June 30, 2011.  These factors are not necessarily all the important factors that could affect us.  Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K or in our quarterly report on Form 10-Q for the quarter ended June 30, 2011 could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements.  All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise.  We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

(2)Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

- Financial Statements and Operating Information Follow –

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Revenues:
Drilling services	$108,764	$85,667	$106,523	$315,043	$217,580
Production services	78,887	49,877	64,762	197,242	121,012
Total revenues	187,651	135,544	171,285	512,285	338,592

Costs and Expenses:
Drilling services	72,430	59,957	73,190	213,129	164,409
Production services	44,394	29,196	37,754	115,376	73,688
Depreciation and amortization	32,992	30,847	32,424	97,672	89,275
General and administrative	17,705	13,030	15,860	48,086	36,760
Bad debt expense (recovery)	322	(22)	139	377	(104)
Impairment of equipment	484	—	—	484	—

Total costs and expenses	168,327	133,008	159,367	475,124	364,028
Income (loss) from operations	19,324	2,536	11,918	37,161	(25,436)

Other (expense) income:
Interest expense	(6,137)	(7,573)	(7,983)	(21,659)	(18,746)
Other	(1,193)	845	754	(6,956)	1,644
Total other expense	(7,330)	(6,728)	(7,229)	(28,615)	(17,102)

Income (loss) before income taxes	11,994	(4,192)	4,689	8,546	(42,538)
Income tax (expense) benefit	(5,250)	1,612	(1,039)	(4,187)	15,269

Net income (loss)	$6,744	$(2,580)	$3,650	$4,359	$(27,269)

Income (loss) per common share:
Basic	$0.11	$(0.05)	$0.07	$0.08	$(0.51)
Diluted	$0.11	$(0.05)	$0.07	$0.08	$(0.51)

Weighted-average number of shares outstanding:
Basic	59,898	53,811	54,205	56,045	53,770
Diluted	61,428	53,811	55,881	57,522	53,770

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$21,857	$22,011
Short-term investments	—	12,569
Receivables, net of allowance for doubtful accounts	139,967	89,515
Deferred income taxes	12,999	9,867
Inventory	10,365	9,023
Prepaid expenses and other current assets	8,264	8,797
Total current assets	193,452	151,782

Net property and equipment	717,330	655,508
Intangible assets, net of amortization	19,883	21,966
Noncurrent deferred income taxes	2,399	—
Assets held for sale	2,646	—
Other long-term assets	11,178	12,087
Total assets	$946,888	$841,343

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,031	$26,929
Current portion of long-term debt	850	1,408
Prepaid drilling contracts	4,338	3,669
Accrued expenses	50,361	43,634
Total current liabilities	103,580	75,640

Long-term debt, less current portion	241,649	279,530
Noncurrent deferred income taxes	88,296	80,160
Other long-term liabilities	10,603	9,680
Total liabilities	444,128	445,010
Total shareholders' equity	502,760	396,333
Total liabilities and shareholders' equity	$946,888	$841,343

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$4,359	$(27,269)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	97,672	89,275
Allowance for doubtful accounts	390	(76)
Loss (gain) on dispositions of property and equipment	628	(1,201)
Stock-based compensation expense	5,314	5,238
Amortization of debt issuance costs and discount	2,657	1,870
Impairment of equipment	484	—
Deferred income taxes	2,656	(14,339)
Change in other long-term assets	2,136	(2,004)
Change in other long-term liabilities	824	2,430
Changes in current assets and liabilities	(40,915)	6,838
Net cash provided by operating activities	76,205	60,762

Cash flows from investing activities:
Acquisition of production services businesses	(5,000)	(1,340)
Purchases of property and equipment	(140,565)	(99,909)
Proceeds from sale of property and equipment	2,261	2,199
Proceeds from sale of auction rate securities	12,569	—
Net cash used in investing activities	(130,735)	(99,050)

Cash flows from financing activities:
Debt repayments	(113,158)	(246,606)
Proceeds from issuance of debt	74,000	266,375
Debt issuance costs	(3,220)	(4,844)
Proceeds from exercise of options	2,344	18
Proceeds from stock, net of underwriters' commissions and offering costs of $5,710	94,340	—
Purchase of treasury stock	(452)	(130)
Excess tax benefit of stock option exercises	522	—
Net cash provided by financing activities	54,376	14,813

Net decrease in cash and cash equivalents	(154)	(23,475)
Beginning cash and cash equivalents	22,011	40,379
Ending cash and cash equivalents	$21,857	16,904

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010

Drilling Services Division:
Revenues	$108,764	$85,667	$106,523	$315,043	$217,580
Operating costs	72,430	59,957	73,190	213,129	164,409
Drilling Services margin (1)	$36,334	$25,710	$33,333	$101,914	$53,171

Average number of drilling rigs (3)	71.0	71.0	71.0	71.0	71.0
Utilization rate	71%	63%	69%	68%	57%
Revenue days	4,660	4,102	4,442	13,253	11,029

Average revenues per day	$23,340	$20,884	$23,981	$23,771	$19,728
Average operating costs per day	15,543	14,617	16,477	16,082	14,907

Drilling Services margin per day (2)	$7,797	$6,267	$7,504	$7,689	$4,821

Production Services Division:
Revenues	$78,887	$49,877	$64,762	$197,242	$121,012
Operating costs	44,394	29,196	37,754	115,376	73,688
Production Services margin (1)	$34,493	$20,681	$27,008	$81,866	$47,324

Combined:
Revenues	$187,651	$135,544	$171,285	$512,285	$338,592
Operating Costs	116,824	89,153	110,944	328,505	238,097
Combined margin	$70,827	$46,391	$60,341	$183,780	$100,495

Adjusted EBITDA (4) & (5)	$51,607	$34,228	$45,096	$128,361	$65,483

(1)Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenue less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling Services margin and Production services margin to net income (loss) as reported is included in the table on the following page. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)Drilling Services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.

(3)Effective September 30, 2011, we have 64 drilling rigs in our fleet, which excludes seven drilling rigs to be sold or retired for spare equipment.

(4)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

See following page for footnote (5).

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010

Combined margin	$70,827	$46,391	$60,341	$183,780	$100,495

General and administrative	(17,705)	(13,030)	(15,860)	(48,086)	(36,760)
Bad debt (expense) recovery	(322)	22	(139)	(377)	104
Other income (expense) (5)	(1,193)	845	754	(6,956)	1,644
Adjusted EBITDA (4) & (5)	51,607	34,228	45,096	128,361	65,483

Depreciation and amortization	(32,992)	(30,847)	(32,424)	(97,672)	(89,275)
Interest expense	(6,137)	(7,573)	(7,983)	(21,659)	(18,746)
Income tax benefit (expense)	(5,250)	1,612	(1,039)	(4,187)	15,269
Impairment of equipment	(484)	—	—	(484)	—
Net income (loss)	$6,744	$(2,580)	$3,650	$4,359	$(27,269)

(5)Our Adjusted EBITDA for the nine months ended September 30, 2011 was reduced by a $7.3 million net-worth tax expense for our Colombian operations that was a non-recurring charge and was included in other income (expense).

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010

Drilling Services Division:
Routine and tubulars	$7,032	$5,629	$8,484	$25,567	$11,591
Discretionary	26,018	22,698	11,271	45,490	68,461
New-builds and acquisitions	14,414	—	11,823	26,237	—
	47,464	28,327	31,578	97,294	80,052
Production Services Division:
Routine	1,737	1,839	2,026	5,477	5,022
Discretionary	7,478	69	8,152	20,201	986
New-builds and acquisitions	4,690	5,857	6,061	17,593	13,849
	13,905	7,765	16,239	43,271	19,857
Net cash used for purchases of property and equipment	61,369	36,092	47,817	140,565	99,909
Net effect of accruals	(1,531)	(2,745)	15,989	17,773	16,275
Total capital expenditures	$59,838	$33,347	$63,806	$158,338	$116,184

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Drilling Rig, Well Service Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	2	—	2
750 to 950 HP	9	2	11
1000 HP	18	12	30
1200 to 2000 HP	6	15	21
Total	35	29	64

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	26	6	32
14,000 to 25,000 feet	6	21	27
Total	35	29	64

Production Services Division:

Well service rig horsepower ratings:
400 HP			1
550 HP			77
600 HP			8
Total			86

Wireline units			103